Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 10/19/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

10/19/2020 through 10/25/2020	Under $15,000	0.25%	0.25%
	$15,000 through $50,000.99	0.40%	0.40%
	$50,001 and above	0.50%	0.50%